Free Writing Prospectus

Filed pursuant to Rule 433

July 29, 2008

Registration Statement No. 333-144967

Relating to

Preliminary Prospectus Supplement dated July 29, 2008 to

Prospectus dated July 29, 2008

COCA-COLA ENTERPRISES INC.

Final Term Sheet for $300,000,000 5.00% Notes due 2013

Issuer: Coca-Cola Enterprises Inc.

Securities Offered: 5.00% Notes due 2013

Principal Amount: $300,000,000

Coupon: 5.00% per year

Stated Maturity Date: August 15, 2013

Redemption Provisions/Make-Whole Call: At the option of the Company, all or a portion of the Notes may be redeemed at any time or from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date, as more fully described in the preliminary prospectus supplement.

Public Offering Price: 99.545%

Interest Payment Dates: Each February 15 and August 15, beginning February 15, 2009

Purchase Price by Underwriters: 99.195%

Trade Date: July 29, 2008

Settlement Date: T + 3 (August 1, 2008)

CUSIP: 191219BS2

Joint Book-Running Managers: BNP Paribas Securities Corp. and Deutsche Bank Securities Inc.

Co-Managers: Rabo Securities USA, Inc. and Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.